Exhibit 10.25
FIFTH AMENDMENT OF
LOAN AGREEMENT
     THIS FIFTH AMENDMENT OF LOAN AGREEMENT (“Amendment”) is made this 12th day of April, 2006 by Summit Hotel Properties, LLC, a South Dakota limited liability company (“Borrower”) and First National Bank of Omaha, a national banking association (“Bank”) and amends that certain Loan Agreement dated July 20, 2004 between Borrower and Bank (“Loan Agreement”).
     WHEREAS, pursuant to the Loan Agreement and the other Loan Documents, Bank extended to Borrower a Line of Credit in the maximum principal amount of $18,000,000.00 more fully described in the Loan Agreement;
     WHEREAS, pursuant to that certain First Amendment of Loan Agreement dated October 1, 2004 and under the terms and conditions thereof, Borrower requested and Bank advanced the Boise Acquisition Advance;
     WHEREAS, under the terms of that certain Second Amendment of Loan Agreement dated June of 2005 and under the terms and conditions thereof, the maximum principal amount available under the Line of Credit was increased to $25,000,000.00, and Borrower was permitted to use Advances to construct improvements to Property acquired by Borrower;
     WHEREAS, under the terms of that certain Third Amendment of Loan Agreement dated August 24, 2005, the Termination Date was extended to June 24, 2007; and
     WHEREAS, under the terms of that certain Fourth Amendment of Loan Agreement dated March 1, 2006, the maximum principal amount available under the Line of Credit was increased to $30,000,000.00, West Bank became a participant in the Line of Credit and the Loan Agreement was otherwise amended as provided for therein; and
     WHEREAS, Borrower has requested that the Line of Credit be used to support the issuance, for the account of Borrower, of letters of credit.
     NOW, THEREFORE, in consideration of the amendments to the Loan Agreement provided for below, the mutual covenants herein and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree to amend the Loan Agreement as follows:
     1. Capitalized terms used herein shall have the meaning given to such terms in the Loan Agreement, unless specifically defined herein.
     2. Section 1.1 of the Loan Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:
     Section 1.1. Line of Credit. Subject to the terms of this Agreement, Lender may lend Company, from time to time until the termination hereof and subject to the limitations set forth below, such sums as Company may request, but which shall not exceed in the aggregate principal amount at any time outstanding Thirty Million and No/100 Dollars ($30,000,000.00), with a Ten Million and No/100 Dollars ($10,000,000.00) sub-limit on the Line of Credit to support the issuance of letters of credit for the account of Company. The maximum principal amount available under the Line of Credit shall be reduced by the face amount of letters of credit issued under the Line of Credit outstanding from time to time. Such letters of credit shall be evidenced and governed by Lender’s standard letter of credit documentation if effect at the time of issuance of a letter of credit and Company shall be responsible for the payment of Lender’s letter of credit fees in effect at the time of issuance of a letter of credit. In consideration of Lender’s issuance of the letters of credit, Company shall pay Lender a fee equal to one percent (1%) of the face amount of the letters of credit outstanding, payable quarterly in arrears. Subject to the conditions and limitations set forth herein, advances or readvances under the Line of Credit (each, an “Advance”, and collectively, “Advances”) will be made to Company, from time to time during the period commencing on the date hereof to but not including June 24, 2007 (the “Termination Date”), unless renewed by written agreement between Lender and Company. Lender will complete a renewal review of the Line of Credit on every anniversary date of this Agreement. In addition to the foregoing, the Line of Credit shall be deemed to automatically terminate if Lender accelerates any Term Note evidencing an Advance following an Event of Default, or if the occurrence of an Event of Default (as defined under Article VI hereof) causes any Term Note to become immediately due and payable.
     3. Section 1.2 of the Loan Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:
     1.2. Purpose. Company shall use the Advances for the following purposes: (i) to finance Company’s purchase of a limited service hotel(s) (an Advance used for such purpose shall be hereinafter referred to as an “Acquisition Advance”); (ii) to finance the equity to be raised by Company from investors in connection with the purchase of a limited service hotel, with the remainder of the purchase price for the limited service hotel financed through other financial accommodations obtained by Company (an Advance used for such purpose shall be hereinafter referred to as an “Equity Advance”); (iii) to finance Company’s working capital needs (an Advance used for working capital needs shall be hereinafter referred to as a “Working Capital Advance”); (iv) to support the issuance, for the account of Company, of letters of credit subject to a sub-limit of Ten Million and No/100 Dollars ($10,000,000.00) as provided for in Section 1.1 above; and (v) to fund the construction of a limited service hotel and related improvements on real property acquired by Company (an Advance to construct a limited service hotel and related improvements on Property shall be hereafter referred to as a “Construction Advance” and the limited service hotel and related improvements to be financed with each Construction Advance shall be referred to as a “Project”). As used in this Agreement, the term “Property” shall mean a limited service hotel and all assets related thereto purchased by Company and financed with Lender with an Acquisition Advance or with the equity financed with an Equity Advance. The term Advance shall refer collectively to Acquisition Advances, Equity Advances, Working Capital Advances and Construction Advances (including a Construction Advance converted to a Construction Term Note as provided for below). The term Equity Investor shall mean a person or entity who contributes cash capital as part of the equity raised to purchase a Property. The term Investor Equity shall mean the cash capital contributed to a Property by an Equity Investor.
     An initial Advance in the amount of $9,952,000.00 will be used to refinance Company’s existing indebtedness to Lender evidenced by that certain Term Note in the principal amount of $3,000,000.00 dated February 12, 2004 executed and delivered by

Company to Lender and the indebtedness owed to the other Equity Lenders on the Hotels described in and as such terms are defined in that certain Loan Agreement dated February 12, 2004 between Company and Lender . Such Advance shall be an Equity Advance and shall be evidenced by a Term Note in the form of the Term Note form attached hereto as Exhibit A.
     4. The definition of the term “Loan” in the Loan Agreement is hereby amended to include any and all letters of credit issued by Bank for the account of Borrower as provided for in this Amendment.
     5. Section 1.3 of the Loan Agreement is hereby amended by adding the following at the end of such Section: “Advances supporting the issuance of letters of credit shall at no time exceed $10,000,000.00 at any one time in the aggregate.”
     6. Except as modified and amended herein, all other terms, provisions, conditions and obligations imposed under the terms of the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and affirmed by Borrower. To the extent necessary, the other Loan Documents are hereby amended to be consistent with the terms of this Amendment.
     7. Borrower certifies and reaffirms by its execution hereof that the representations and warranties set forth in the Loan Agreement and the other Loan Documents are true as of this date, and that no Event of Default under the Loan Agreement or any other Loan Document, and no event which, with the giving of notices or passage of time or both, would become such an Event of Default, has occurred as of execution hereof.
     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

FIRST NATIONAL BANK OF OMAHA

/s/ Marc. T. Wisdom

By:	Marc T. Wisdom
Title:	Second Vice President

SUMMIT HOTEL PROPERTIES, LLC, a South Dakota limited liability company, by its Company Manager, THE SUMMIT GROUP, INC.

By:	/s/ Kerry W. Boekelheide Kerry W. Boekelheide,
President

Acknowledged, accepted and consented to this 12th day of April, 2006 by:

THE SUMMIT GROUP, INC.

By:	/s/ Kerry W. Boekelheide Kerry W. Boekelheide, President

4